Exhibit 10.1

February 12, 2016

Barbara Duncan

Dear Barbara:

You have advised us that you are resigning as Chief Financial Officer (“CFO”) and as employee of Intercept Pharmaceuticals, Inc. (“Intercept”), effective June 30, 2016, except as provided below in Section 1. You are also resigning, as of the Separation Date (as defined below), from any other corporate offices, directorships, or positions as manager you hold at Intercept or any of its subsidiaries as of the Separation Date. Intercept and you want to provide for an orderly transition to your eventual successor as CFO, and Intercept wants to provide you an incentive to remain through the expected Separation Date and to provide services as needed for a further transition period. We have agreed that you would be eligible to receive the severance benefits described in Section 4 below if you (i) sign and return this agreement (the “Transition Agreement”) to Mark Pruzanski on or before the close of business on February 19, 2016 and (ii) sign and return the attached release of claims (the “Release”) to Mark Pruzanski on or after the close of business on the Separation Date and no later than the date 52 calendar days after such Separation Date and the Release becomes binding upon you and (iii) satisfy the other terms of this Transition Agreement.

By signing and returning the Transition Agreement and Release and not revoking your Release, you will be entering into binding agreements with Intercept and will be agreeing to the terms and conditions set forth in the numbered sections below and in the Release set forth in Annex A. Therefore, you are advised to consult with an attorney of your own choosing before signing this Transition Agreement and the Release, and you are being given at least 21 days to sign the Release.

If you choose not to sign and return this Transition Agreement by February 19, 2016 and the Release by the 52nd day after the Separation Date or if you timely revoke the Release in writing, you will not receive any severance benefits from Intercept. You will nonetheless receive the compensation and benefits specified in Section 5.1 of your Employment Agreement dated as of May 14, 2013 (the “Employment Agreement”). If enrolled in group health coverage, you will also be eligible to continue receiving group health coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) from Intercept. Please consult the health coverage materials provided by Intercept under separate cover for details regarding these benefits.

The following numbered sections set forth the terms and conditions that will apply if you timely sign and return this Transition Agreement and timely sign, return, and do not revoke the Release attached at Annex A:

1.	Employment. Except as provided otherwise below, Intercept will continue to employ you on a full-time basis as CFO through June 30, 2016 (the “Employment Period”), at which date your employment will end unless it is sooner terminated or extended as provided herein (such date when the Employment Period ends shall be referred to as the (the “Separation Date”). In addition, while employed, you will continue to hold the title of CFO through a date to be mutually agreed between the Chief Executive Officer of Intercept (the “CEO”) and you. In addition to carrying out the regular duties of your positions, you will work under the direction of and on such matters as may be reasonably assigned to you by the CEO. Such duties may include the advancement of the business and interests of Intercept, providing for an orderly transition of the financial reporting and financial operations of Intercept to a successor CFO, consulting with the CEO or successor CFO as requested on financial matters related to Intercept, meeting with investor groups and Intercept’s investors as requested by the CEO, and undertaking special assignments agreed to between the CEO and you. The parties may agree to delay the Separation Date if no successor CFO is in office by June 30, 2016, provided that the compensation terms for the extended period of employment and post-employment period shall be consistent with the compensation terms contained herein.

Until the Separation Date, you will continue to receive your current salary and other benefits (as those other benefits may change from time to time), subject to continued compliance with and eligibility under the terms of the benefits. You will be paid your 2015 bonus, if and to the extent earned, in the ordinary course. You will be eligible for a pro-rated bonus for 2016, equal to 40% of your pro-rated 2016 salary, and paid in the next payroll whose cutoff date is after the Separation Date. In addition, you will be eligible for equity grants in Intercept’s ordinary course.

Your employment may end before June 30, 2016 based on a termination for Cause under the terms of your Employment Agreement. You may also resign for Good Reason in accordance with the Employment Agreement, but you waive any right to so resign under Section 4.3(a) of the Employment Agreement and you agree that the revisions to your employment under this Transition Agreement are not a material breach of that agreement. If terminated for Cause or resigning without Good Reason before June 30, 2016, you will receive only the treatment specified in your Employment Agreement under those events and not any additional compensation under this Transition Agreement.

2.	Post-Employment Consulting. From the Separation Date through July 1, 2017 or the date that is one year and one day following the Separation Date if the parties agree to extend the Separation Date beyond June 30, 2016 (the “Consulting Period”), you agree to provide consulting services on an as requested basis with respect to further transition services or such additional reasonable assistance as the CEO or your successor as CFO may request. Intercept agrees not to terminate the Consulting Period prior to the date that is one year and one day from its commencement unless you are in breach of this Transition Agreement or the agreements it references. You agree to be reasonably available to Intercept for these purposes or any other purposes reasonably requested by Intercept through the Consulting Period. These services are expected to include availability to answer questions regarding the operation of Intercept and, if necessary, to attend meetings. The CEO may determine the maximum monthly hours you may work. The time commitment for this purpose (i) will eventually be limited to less than 20% of the average level of bona fide services you performed over the 36 months preceding the Separation Date (at which point you will have a Separation from Service (as defined below)) and (ii) shall be reduced over time during the Consulting Period unless otherwise agreed by you. Your services will be compensated on a monthly basis in arrears at the rate of $500 per hour (to a maximum of $40,000 per month even if working in excess of 80 hours in such month) upon presentation of invoices in a form reasonably acceptable to Intercept. Intercept shall, to the extent practicable, provide you with advance (via email and/or phone) notice of any assistance it requires from you during the Consulting Period and shall endeavor to reasonably accommodate your personal and potential new employment schedule in requesting such assistance. The parties will enter into a mutually acceptable consulting agreement on or before the Separation Date to take effect thereafter. You may continue to participate in Intercept’s benefit plans during the Consulting Period if and to the extent permitted by the terms of such plans for participation by former employees.

3.	Separation Date – As of the Separation Date, all salary payments from Intercept will cease and any benefits you have as of the Separation Date under Intercept-provided benefit plans, programs, or practices will terminate, except as provided herein and except as required by Federal or state law.

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4.	Description of Severance Benefits – If you timely sign and return this Transition Agreement and the Release, do not revoke your Release, and comply with the terms herein, Intercept will provide the benefits set forth in Sections 5.2 and 5.4(b) of the Employment Agreement, as further explained below, and certain other benefits as described below:

(a)	Regular Cash Severance. Intercept will pay you the monthly amount of one-twelfth of your final level of base salary (which will not be less than your base salary as in effect on the date of this Agreement) for 12 months, as severance pay under Section 5.2(a) of your Employment Agreement and will pay you an additional lump sum of 40% of such base salary in the first payroll whose cutoff date follows January 1, 2017 or such later date as required by Section 4(d) hereof.

(b)	COBRA Premiums. If you are eligible for and elect COBRA coverage, Intercept will pay the employer portion of the premiums under COBRA (plus any COBRA administrative fee) for you and your dependents under its group health and dental plan(s) in which you are participating as of the date of this Transition Agreement from the Separation Date until the earlier of (i) the date you cease to be eligible for COBRA coverage or elect not to be so covered and (ii) the 12th month after the Separation Date, provided that Intercept may end the payment of premiums earlier (but not your eligibility for COBRA) if it reasonably determines that (i) applicable laws or regulations will cause the payment of these premiums to trigger taxes or penalties on Intercept or other participants or, to the extent you would be taxed on more than the amount of the premiums, to you and (ii) the process in Section 5.7 of the Employment Agreement does not avoid the tax or penalty issue.

(c)	Equity Compensation Treatment. The following treatment applies to your current and any further equity compensation from Intercept, assuming you remain employed through June 30, 2016 (or later agreed extension) or such earlier Separation Date (if your employment ends on a termination without Cause or resignation for Good Reason) and continue to make yourself available as a consultant and to perform periodic services in such capacity through the Consulting Period in accordance with Section 2 hereof and have timely signed and not revoked the Release. If any of those conditions is not satisfied or you are terminated for Cause or resign without Good Reason, the unvested portions described below will be forfeited on the date the applicable condition is not satisfied.

(i)	Option Treatment. Intercept will continue to credit you with service for vesting purposes until the end of the Consulting Period (the “Initial Vesting Date”) and then vest the unvested portions of time-based options that remain outstanding at the Initial Vesting Date if and to the extent those options were scheduled by their terms to vest on or before the date that is one year and one day following the Initial Vesting Date (such date, the “Extended Vesting Date”) as if you had remained employed. In addition, Intercept will extend the performance-based option granted on April 11, 2014 (the “Performance Option”) until the Extended Vesting Date, but it will only become vested if and to the extent that the performance objectives (including, if any, the timetable for achievement of those objectives) under the Performance Option are satisfied during such extension or if a post-termination change in control of Intercept occurring before the end of the Change of Control Period causes similar options to vest. If Intercept modifies the terms of options for continuing executives with the same 2014 performance options, it will also modify your Performance Option. You may not exercise any portion of the options that becomes vested on Initial Vesting Date under this Section 4(c) until such date and then only if you have timely executed, returned, and not revoked the Release and have complied with the other terms of this Transition Agreement. If you do not timely execute and return or you do revoke the Release or fail to comply with the other terms of this Transition Agreement, the portions of the options intended to vest on the Initial Vesting Date will instead expire upon the earliest of the 60th day after the Separation Date, the date you inform Intercept that you will not be executing or will be revoking the Release, or the date you fail to comply with the terms of this Transition Agreement. Provided you comply with the Release requirements and with the other terms of this Transition Agreement, the vested time-based options (including the to-be-vested portions) will remain exercisable until the earlier of their full term or the Extended Vesting Date (unless the stock plan pursuant to which the options were granted requires or permits earlier termination in connection with a liquidation or sale of Intercept), and the Performance Option, if and to the extent it becomes vested, will be exercisable until the later of the Extended Vesting Date or the 30th day after the Performance Option becomes vested (if the vesting occurs within the required one year period), subject to earlier termination as provided in the preceding sentence or any more favorable terms provided with respect to continuing executives with the same 2014 performance options.

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(ii)	Restricted Stock Treatment. Intercept will continue to credit you with service for vesting purposes until the Initial Vesting Date and then vest any then unvested shares of restricted stock if and to the extent those shares of restricted stock were scheduled by their terms to vest on or before the Extended Vesting Date if you had remained employed. You may not dispose of any shares of restricted stock to be vested on Initial Vesting Date until such date and then only if you have timely executed, returned, and not revoked the Release and have complied with the other terms of this Transition Agreement. If you do not timely execute and return or you do revoke the Release or fail to comply with the other terms of this Transition Agreement, the to-be-vested shares of restricted stock will be forfeited upon the earliest of the 60th day after the Separation Date, the date you inform Intercept that you will not be executing or will be revoking the Release, or the date you fail to comply with the terms of this Transition Agreement.

(iii)	Restricted Stock Unit Treatment. Intercept will continue to credit you with service for vesting purposes until the Initial Vesting Date and then vest any then unvested restricted stock units if and to the extent those restricted stock units were scheduled by their terms to vest on or before the Extended Vesting Date if you had remained employed. Intercept will not issue shares of common stock to you with respect to the restricted stock units that are intended to be vested on the Initial Vesting Date until such date and then only if you have timely executed, returned, and not revoked the Release and complied with the other terms of this Transition Agreement. If you do not timely execute and return or you do revoke the Release or fail to comply with this Transition Agreement, the to-be-vested restricted stock units will be forfeited upon the earliest of the 60th day after the Separation Date, the date you inform Intercept that you will not be executing or will be revoking the Release, or the date you fail to comply with the terms of this Transition Agreement.

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(iv)	Effect of Corporate Transaction. If a definitive agreement has been executed for the consummation of a “Change of Control” (as defined in the respective award agreements and subject to the conditions of such definition) before the end of the Consulting Period (and while you continue to satisfy the conditions of Section 4(c)), any unvested options, shares of restricted stock, and restricted stock units will not be automatically forfeited when your services end. If the Change of Control set forth in the definitive agreement is consummated on or before the date that is three months following the conclusion of the Consulting Period (the “Change of Control Period”), then, for purposes of your options, shares of restricted stock and restricted stock units, you will be treated as though your employment had terminated at the Change of Control and the awards of the foregoing had not been assumed (even if they have). At the conclusion of the Change of Control Period and except as provided in the preceding sentence, any unvested options, shares of restricted stock, or restricted stock units that are not already vested and not accelerated by the prior provisions of Section 4(c) (because they would not ordinarily vest until after the Extended Vesting Period) will be deemed to have expired on the last day of the Consulting Period (or such earlier date as of which the awards would expire as a result of not satisfying the conditions of this Transition Agreement).

(d)	Payments under Section 4(a) of this Transition Agreement will be made or begin on the Payment Date (as defined in Section 5.2(a) of the Employment Agreement), subject also to the required six month delay for certain payments for compliance with Section 409A of the Internal Revenue Code of 1986 (“Section 409A” of the “Code”). Because you are a specified employee for purposes of Section 409A, Intercept will delay the payments in Section 4(a) above until shortly after the six month anniversary of your “Separation from Service” (as defined in and determined under Section 409A), at which point any payments due for the first six months will be paid in a lump sum and the installments will begin. Based on the expected level of services during the Consulting Period, Intercept anticipates that payments under Section 4(a) will begin shortly after the six month anniversary of the Separation Date, but payments may be further delayed if the Separation from Service is delayed.

5.	Effect of Death or Disability

(a)	If your employment ends as a result of death or “Disability” (as determined under Section 4.4 of the Employment Agreement),

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(i)	you will have the benefits provided under the Employment Agreement rather than under this Transition Agreement, except as set forth in this Section 5; and

(ii)	you will be treated as eligible for the provisions of Section 4(a) and (b) as though you had remained employed until the end of the scheduled Employment Period.

(b)	If your employment or consulting arrangement ends as a result of death or Disability,

(i)	your options will be treated as provided in Sections 4(c)(i) as though you had remained employed or a consultant until the Initial Vesting Date and your restricted stock units and restricted stock will be vested upon your ceasing to be employed or a consultant if and to the extent they would have vested by the Extended Vesting Date; and

(ii)	the Change of Control provisions of Section 4(c)(iv) shall apply by treating the Change of Control Period as starting instead on the day before your arrangement ends.

(c)	The Release requirement will apply (and be provided by you or your estate as applicable) unless the Board determines that a Release is not required or you lack the capacity to provide a Release.

(d)	Any amounts owed to you on or after the date of your death or Disability will be paid to you, to your legal representative, or to your estate as applicable.

5.	Non-Disclosure; Continuing Obligations – You understand and agree that, to the extent permitted by law, the terms and contents of this Transition Agreement (including the Release) and contents of the negotiations and discussions resulting in the Transition Agreement and Release must be maintained as confidential by you and must not be disclosed to anyone other than a member of your immediate family, your attorney, accountant or other advisor (and, even as to such a person, only if the person agrees to honor this confidentiality requirement) except to the extent required by federal or state law, order of a regulatory body or court of competent jurisdiction (by subpoena or similar process) or as otherwise agreed to in writing by Intercept. You acknowledge and reaffirm your obligation to keep confidential and not disclose any and all non-public information concerning Intercept that you acquired during the course of your employment with Intercept, including any non-public information concerning Intercept’s business affairs, business prospects and financial condition, as is stated more fully in the Invention, Non-Disclosure, and Non-Solicitation Agreement dated May 16, 2009 between you and Intercept (the “Confidentiality Agreement”). You acknowledge and confirm that you will also comply with the other provisions of the Confidentiality Agreement.

6.	Mutual Non-Disparagement – You understand and agree that you shall not make any false, disparaging or derogatory statements to any person or entity, including any media outlet, industry group or financial institution, regarding Intercept, or any of the other “Releasees” (as defined in Annex A) or about Intercept’s business affairs and financial condition. Intercept confirms that it has instructed the members of its Board and its current executive officers to not make any false, disparaging or derogatory statements to any person or entity, including any media outlet, industry group or financial institution, regarding you, your employment with Intercept, or your departure from Intercept. Notwithstanding the foregoing, nothing herein prevents either you or the Releasees from making truthful disclosures to any governmental entity, in any court proceeding or to enforce this Transition Agreement and the Release. For the avoidance of doubt, nothing in this Transition Agreement prohibits you from communicating with a government agency, regulator or legal authority concerning any possible violations of federal or state law or regulation. Nothing in this Transition Agreement, however, authorizes the disclosure of information you obtained through a communication that was subject to the attorney-client privilege, unless disclosure of the information would otherwise be permitted by an applicable law or rule.

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7.	Amendment – This Transition Agreement, including the Release, shall be binding upon the parties and may not be supplemented, changed or modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the parties hereto. This Transition Agreement, including the Release, shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators.

8.	Waiver of Rights – No delay or omission by Intercept in exercising any right under this Transition Agreement or the Release shall operate as a waiver of that or any other right. A waiver or consent given by Intercept on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

9.	Cooperation – During and after the Consulting Period, you agree to cooperate with, provide assistance to, and make yourself reasonably available to Intercept and its legal counsel in connection with any litigation (including arbitration or administrative hearings) or investigation or examination relating to Intercept or any of its current or former employees, in which, in the judgment of Intercept or its counsel, your assistance or cooperation is needed due to your personal involvement in or knowledge about the circumstances to which the litigation or investigation relates. You will, when Intercept or its counsel requests, provide testimony, be reasonably available for interviews or other assistance and travel at Intercept’s request in order to fulfill this obligation. In connection with such litigation or investigation, Intercept will use its best efforts to accommodate your schedule, will provide you with as much notice as possible in advance of the times during which your cooperation or assistance is needed, and will reimburse you for any reasonable travel and lodging expenses incurred in connection with such matters. You agree not to assist or provide information to any adverse party in any litigation against Intercept or any of its current or former employees, except as required under law, regulation or formal legal process, unless you provide advance notice to Intercept at least 10 days before such assistance or provision of information (or, if you are so required to assist or provide such information within less than 10 days of receipt of such requirement, after you provide timely advance notice to Intercept) to allow Intercept to take legal action with respect to the matter. For any cooperation or assistance provided under this Section 10 after the Consulting Period, Intercept will pay you an hourly rate of $500 for time spent at the request of Intercept, other than in depositions or at trial (for which you will not be paid). Finally, you will undertake to satisfy requests for information from Intercept with respect to the above undertaking. Nothing in this Transition Agreement is intended to restrict or preclude you from, or otherwise influence you in, testifying fully and truthfully in legal, administrative, or any other proceedings involving Intercept, as required by law or formal legal process.

10.	Validity – Should any provision of this Transition Agreement or the Release be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and such illegal or invalid part, term or provision shall be deemed not to be a part of this Transition Agreement or the Release, as applicable.

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11.	Tax Provision – You acknowledge that you are not relying upon advice or representation of Intercept with respect to the tax treatment of any of the payments or benefits provided by Intercept. The benefits provided to you are intended to be exempt from or compliant with Section 409A. Intercept makes no representation or warranty and shall have no liability to you or to any other person if any of the provisions of this Transition Agreement are determined to constitute deferred compensation subject to Section 409A but not to satisfy an exemption for, or the conditions of, that section. All payments stated will be reduced by all applicable taxes and withholdings.

12.	Nature of Agreement – You understand and agree that this Transition Agreement (including the Release) does not constitute an admission of liability or wrongdoing on the part of Intercept.

13.	Voluntary Assent – You affirm that no other promises or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this Transition Agreement, including the Release, and that you fully understand the meaning and intent of the Transition Agreement, including the Release. You further state and represent that you have carefully read this Transition Agreement and the Release, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign your name of your own free act.

14.	ADEA Waiver and Acknowledgements – You acknowledge that, if you execute and do not revoke the Release, you will be knowingly and voluntarily waiving and releasing any rights you may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended by the Older Workers Benefit Protection Act (“OWBPA”) through such date. You also acknowledge that the consideration given for the waiver and release in Section 2 hereof is in addition to anything of value to which you were already entitled without the execution of the Release. You further acknowledge that you have been advised by this writing, as required by the ADEA, that (a) you will be, through the Release, releasing the Releasees from any and all claims you may have against them (to the extent specified therein); (b) your waiver and release do not apply to any rights or claims that may arise after the execution date of the Release; and (c) you have the right to consult with an attorney prior to executing this Transition Agreement and the Release. If you choose to revoke the Release, you must send or deliver a written notice of revocation to Mark Pruzanski, Intercept Pharmaceuticals, Inc., 450 W 15th Street, Suite 505, Floor 5, New York, NY 10011, to be received on or before the close of business on the seventh day after you execute the Release.

15.	Applicable Law – This Transition Agreement and the Release shall be interpreted and construed by the laws of the State of New York, without regard to conflict of laws provisions. You and Intercept each hereby irrevocably submit to and acknowledge and recognize the jurisdiction of the courts of the State of New York, or if appropriate, the Federal District Court for the Eastern District of New York (which courts, for purposes of this Transition Agreement and Release, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this Transition Agreement and the Release, or the subject matter hereof.

16.	Interpretation – References in this Transition Agreement to “include” or “including” should be read as though they said “without limitation” or equivalent forms.

17.	Intercept Representations and Warranties. Intercept represents and warrants that (i) the person executing this Transition Agreement is fully authorized to enter into this Transition Agreement and (ii) it has taken all necessary corporate and internal legal actions to duly approve the making and performance of this Transition Agreement and that no further corporate or other internal approval is necessary.

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18.	Entire Agreement – This Transition Agreement, including the Release, contains and constitutes the entire understanding and agreement between the parties hereto with respect to your severance benefits and the settlement of claims against the Releasees and cancels all previous oral and written negotiations, agreements, and commitments in connection therewith. Nothing in this section, however, shall modify, cancel or supersede your obligations referenced in Section 6 above or in any other restrictive covenants agreements that cover you.

Very truly yours,

Intercept Pharmaceuticals, Inc.

By:	/s/ Mark Pruzanski
Mark Pruzanski
Chief Executive Officer and President

I hereby agree to the terms and conditions set forth above.

/s/ Barbara Duncan	February 16, 2016
Barbara Duncan	Date

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Annex A

RELEASE OF CLAIMS1

FOR AND IN CONSIDERATION OF the payments and benefits (the “Separation Benefits”) to be provided to me in connection with the separation of my employment, in accordance with the Employment Agreement between Intercept Pharmaceuticals, Inc. (the “Company”) and me dated as May 14, 2013 (the “Employment Agreement”) and the revised terms provided by the Transition Agreement between the Company and me dated February 12, 2016 (the “Transition Agreement”), which Separation Benefits are conditioned on my signing this Release of Claims (“Release”) and which I will forfeit unless I execute and do not revoke this Release of Claims, I, on my own behalf and on behalf of my heirs and estate, voluntarily, knowingly and willingly release and forever discharge the Company, its subsidiaries, affiliates, parents, and stockholders, together with each of those entities’ respective officers, directors, stockholders, employees, agents, fiduciaries and administrators (collectively, the “Releasees”) from any and all claims and rights of any nature whatsoever which I now have or in the future may have against them up to the date I execute this Release, whether known or unknown, suspected or unsuspected. This Release includes, but is not limited to, any rights or claims relating in any way to my employment relationship with the Company or any of the other Releasees or the termination thereof, any contract claims (express or implied, written or oral), including, but not limited to, the Employment Agreement, or any rights or claims under any statute, including, without limitation, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, the Rehabilitation Act of 1973 (including Section 504 thereof), Title VII of the 1964 Civil Rights Act, the Civil Rights Act of 1866 (42 U.S.C. § 1981), the Civil Rights Act of 1991, the Equal Pay Act, the National Labor Relations Act, the Worker Adjustment and Retraining Notification Act, the Family Medical Leave Act, the Lilly Ledbetter Fair Pay Act, the Genetic Information Non-Discrimination Act, the New York State Human Rights Law, the New York City Human Rights Law, and the Employee Retirement Income Security Act of 1974, all as amended, and any other federal, state or local law. This Release specifically includes, but is not limited to, any claims based upon the right to the payment of wages, incentive and performance compensation, bonuses, equity grants, vacation, pension benefits, 401(k) plan benefits, stock benefits or any other employee benefits, or any other rights arising under federal, state or local laws prohibiting discrimination and/or harassment on the basis of race, color, age, religion, sexual orientation, religious creed, sex, national origin, ancestry, alienage, citizenship, nationality, mental or physical disability, denial of family and medical care leave, medical condition (including cancer and genetic characteristics), marital status, military status, gender identity, harassment or any other basis prohibited by law.

As a condition of the Company entering into this Release, I further represent that I have not filed against the Company or any of the other Releasees, any complaints, claims or lawsuits with any arbitral tribunal, administrative agency, or court prior to the date hereof, and that I have not transferred to any other person any such complaints, claims or lawsuits. I understand that by signing this Release , I waive my right to any monetary recovery in connection with a local, state or federal governmental agency proceeding and I waive my right to file a claim seeking monetary damages in any arbitral tribunal, administrative agency, or court. This Release does not: (i) prohibit or restrict me from communicating, providing relevant information to or otherwise cooperating with the U.S. Equal Employment Opportunity Commission or any other governmental authority with responsibility for the administration of fair employment practices laws regarding a possible violation of such laws or responding to any inquiry from such authority, including an inquiry about the existence of this Release or its underlying facts, or (ii) require me to notify the Company of such communications or inquiry. Furthermore, notwithstanding the foregoing, this Release does not include and will not preclude: (a) rights or claims to vested benefits under any applicable retirement and/or pension plans; (b) rights under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”); (c) claims for unemployment compensation; (d) rights to defense and indemnification, if any, from the Company for actions or inactions taken by me in the course and scope of my employment with the Company and its parents, subsidiaries and/or affiliates; (e) any rights I may have to obtain contribution as permitted by law in the event of entry of judgment against the Company as a result of any act or failure to act for which I and the Company are held jointly liable; (f) the right to any equity awards that vested prior to or because of the termination of my employment and/or (g) any actions to enforce the Employment Agreement or the Transition Agreement.

1 I agree that the Company may modify the Release to reflect changes in law or circumstances as necessary to provide a release of the same full scope as that reflected in this Annex A or to provide that the Release is provided on my behalf.

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I confirm that I have returned to the Company in good working order all Company-owned keys, files, records (and copies thereof), equipment (including computer hardware, software and printers, wireless handheld devices, cellular phones, tablets, smartphones, etc.), Company identification, Company proprietary and confidential information, and any other Company-owned property in my possession or control and I have left intact with, or delivered intact to, the Company all electronic Company documents and internal and external websites including those that I developed or helped to develop during my employment, and that I have thereafter deleted, and destroyed any hard copies of, all electronic files relating to the Company that are in my possession or control, including any that are located on any of my personal computers or external or cloud storage. I further confirm that I have cancelled all accounts for my benefit, if any, in the Company’s name including, but not limited to, credit cards, telephone charge cards, cellular phone and/or wireless data accounts and computer accounts.

I acknowledge that I have received payment in full for all services rendered in conjunction with my employment by the Company, including payment for all wages, bonuses, and equity for any period before the Separation Date (other than any current salary and benefits due in the ordinary course in a final paycheck or thereafter), and that no other compensation is owed to me, except as provided in Section 4 of the Transition Agreement; provided that nothing herein shall affect any claims of entitlement I may have to vested benefits under any 401(k) plan or other ERISA-covered benefit plan (excluding severance) provided by the Company.

I acknowledge that, in signing this Release, I have not relied on any promises or representations, express or implied, other than those that are set forth expressly herein or in the Employment Agreement or the Transition Agreement and that are intended to survive separation from employment, in accordance with the terms of the Employment Agreement and the Transition Agreement.

I further acknowledge that:

(1)	I first received this Release on the date of the Transition Agreement to which it is attached as Exhibit A and have been given at least 21 days to review it and to execute this Release;

(2)	I understand that, in order for this Release to be effective, I may not sign it prior to the date of my separation of employment with the Company but that if I wish to receive the Separation Benefits, I must sign and return this Release prior to the sixtieth (60th) day following my separation of employment;

(3)	I have carefully read and understand this Release;

(4)	The Company advised me to consult with an attorney and/or any other advisors of my choice before signing this Release;

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(5)	I understand that this Release is LEGALLY BINDING and by signing it I give up certain rights;

(6)	I have voluntarily chosen to enter into this Release and have not been forced or pressured in any way to sign it;

(7)	I acknowledge and agree that the Separation Benefits are contingent on execution of this Release, which releases all of my claims against the Company and the Releasees, and I KNOWINGLY AND VOLUNTARILY AGREE TO RELEASE the Company and the Releasees from any and all claims I may have, known or unknown, in exchange for the benefits I have obtained by signing, and that these benefits are in addition to any benefit I would have otherwise received if I did not sign this Release;

(8)	I have seven (7) days after I sign this Release to revoke it by notifying the Company in writing. The Release will not become effective or enforceable until the seven (7) day revocation period has expired;

(9)	This Release includes a WAIVER OF ALL RIGHTS AND CLAIMS I may have under the Age Discrimination in Employment Act of 1967 (29 U.S.C. §621 et seq.); and

(10)	This Release does not waive any rights or claims that may arise after this Release becomes effective, which is seven (7) days after I sign it, provided that I do not exercise my right to revoke this Release.

Intending to be legally bound, I have signed this Release as of the date written below.

Signature:	/s/ Barbara Duncan	February 16, 2016
	Barbara Duncan	Date signed

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